CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$1,000,000	$128.80

Pricing supplement no. 2293

To prospectus dated November 14, 2011,

prospectus supplement dated November 14, 2011, product supplement no. 1-IV dated March 5, 2014 and underlying supplement no. 1-I dated November 14, 2011

Registration Statement No. 333-177923 Dated March 26, 2014 Rule 424(b)(2)

Structured Investments	Callable Variable Rate Range Accrual Notes linked to 6-Month USD LIBOR and the EURO STOXX 50® Index due March 29, 2029 $1,000,000

General

•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing March 29, 2029, subject to postponement as described below.
•	The notes are designed for investors who believe that (a) the 6-month USD LIBOR will remain low (i.e., below the applicable Strike Rate) and (b) the Index Level of the EURO STOXX 50® Index will be (i) greater than or equal to the Minimum Index Level of 75% of the Initial Index Level on each Accrual Determination Date and (ii) greater than or equal to the Barrier Level of 50% of the Initial Index Level on the Observation Date. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	Provided that the notes have not been redeemed, interest will accrue (a) for the Initial Interest Periods, at a rate of 12.00% per annum and (b) for each Interest Period (other than an Initial Interest Period), at a per annum rate equal to the then applicable Interest Factor on a daily basis if the Index Level of the EURO STOXX 50® Index is greater than or equal to the Minimum Index Level of 75% of the Initial Index Level on the applicable Accrual Determination Date. The Interest Factor is determined by reference to 6-Month USD LIBOR. On any Interest Reset Date, if 6-Month USD LIBOR increases, the Interest Factor for such Interest Period will decline (in accordance with the formula(s) set forth below).
•	At maturity, you will lose at least 50.00% of your principal and may lose all of your initial investment if the Index Level of the EURO STOXX 50® Index declines below the Barrier Level on the Observation Date.
•	For the Initial Interest Periods, interest will accrue at a rate of 12.00% per annum. For each Interest Period thereafter, interest on the notes will be subject to the Accrual Provision and will be based on an Interest Factor that is determined on each Interest Reset Date and is equal to (i) 2.0 multiplied by (ii) the difference of the Strike Rate minus 6-Month USD LIBOR on such Interest Reset Date. In no event will the Interest Rate be greater than the applicable Maximum Interest Rate as set forth below or less than the Minimum Interest Rate of 0.00% per annum.
•	At our option, we may redeem the notes, in whole but not in part, on any of the Redemption Dates specified below.
•	These notes have a long maturity relative to other fixed income products. Longer dated notes may be more risky than shorter dated notes. See "Selected Risk Considerations" in this pricing supplement.
•	At our option, we may redeem your notes prior to their scheduled Maturity Date on one of the Redemption Dates set forth below. For more information, see “Key Terms” and “Selected Risk Considerations” in this pricing supplement.
•	The terms of the notes as set forth below, to the extent they differ or conflict with those set forth in the accompanying product supplement no. 1-IV, will supersede the terms set forth in product supplement no. 1-IV. In particular, whether the Accrual Provision is satisfied will depend on the Index Level on the applicable Accrual Determination Date (rather than on the Index Level on an Equity Index Determination Date as described in product supplement 1-IV), as set forth below, and interest will be payable to the holders of record at the close of business on the Business Day immediately preceding the applicable Interest Payment Date or Redemption Date. Please refer to “Key Terms — Accrual Provision,” “Key Terms — Accrual Determination Date,” “Key Terms — Redemption Feature” and “Selected Purchase Considerations — Quarterly Interest Payments” in this pricing supplement for more information.
•	The notes may be purchased in minimum denominations of $1,000 and in integral multiples of $1,000 thereafter.
•	The notes priced on March 26, 2014 and are expected to settle on or about March 31, 2014.

Key Terms

Payment at Maturity:

If the Ending Index Level is greater than or equal to the Barrier Level, you will receive the principal amount of your notes at maturity.

If the Ending Index Level is less than the Barrier Level, you will lose 1.00% of the principal amount of your notes for every 1.00% that the Ending Index Level is less than the Initial Index Level, and your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Index Return)

If the Ending Index Level is less than the Barrier Level, you will lose at least 50.00% of your principal and may lose all of your initial investment.

Regardless of whether the Ending Index Level is greater than, equal to or less than the Initial Index Level, at maturity you will also receive any accrued and unpaid interest; provided that your notes are outstanding and have not previously been redeemed on any Redemption Date.

Initial Index Level:	3,130.17
Ending Index Level:	The Index Level on the Observation Date
Index Return:	(Ending Index Level - Initial Index Level) Initial Index Level
Barrier Level:	1,565.085, which is 50.00% of the Initial Index Level
Redemption Feature:	On the last calendar day of March, June, September and December of each year (except for March 2029, when the relevant date shall be the Maturity Date), beginning on March 31, 2015 and ending on the Maturity Date (each, a “Redemption Date”), we may redeem your notes, in whole but not in part, at a price equal to the principal amount being redeemed plus any accrued and unpaid interest, subject to the Business Day Convention and the Interest Accrual Convention described below and in the accompanying product supplement no 1-IV.
Interest:

Subject to the Interest Accrual Convention, with respect to each Interest Period, for each $1,000 principal amount note, we will pay you interest in arrears on each Interest Payment Date in accordance with the following formula:

$1,000 x Interest Rate x Day Count Fraction.

Initial Interest Period(s):	The Interest Periods during the period beginning on and including the Original Issue Date of the notes and ending on but excluding March 31, 2015. The Accrual Provision will not be applicable during the Initial Interest Periods.
Interest Period:	The period beginning on and including the Original Issue Date of the notes and ending on but excluding the first Interest Payment Date, and each successive period beginning on and including an Interest Payment Date and ending on but excluding the next succeeding Interest Payment Date, subject to the Interest Accrual Convention described below and in the accompanying product supplement no 1-IV.
Interest Payment Dates:	Interest on the notes will be payable in arrears on the last calendar day of March, June, September and December of each year (except that the March 2029 Interest Payment Date shall be the Maturity Date), beginning on June 30, 2014 to and including the Maturity Date, subject to the Business Day Convention and Interest Accrual Convention described below and in the accompanying product supplement no. 1-IV.
Interest Rate:

For each Initial Interest Period, 12.00% per annum. For each Interest Period after the Initial Interest Periods, the Calculation Agent will determine the applicable Interest Rate per annum, calculated in thousandths of a percent, with five ten-thousandths of a percent rounded upwards, in accordance with the following formula:

“Interest Factor” means, with respect to each Interest Period (other than an Initial Interest Period), an amount per annum† equal to:

	From (and including)	To (but excluding)	Strike Rate	Interest Factor*
	March 31, 2015	March 31, 2019	6.00% per annum	Multiplier x (Strike Rate minus 6-Month USD LIBOR)
	March 31, 2019	March 31, 2024	7.00% per annum	Multiplier x (Strike Rate minus 6-Month USD LIBOR)
	March 31, 2024	March 31, 2029	8.50% per annum	Multiplier x (Strike Rate minus 6-Month USD LIBOR)

*Subject to the Minimum Interest Rate and the Maximum Interest Rate. The notes may not bear the Interest Rate associated with the Interest Factor. The Interest Rate will depend on the number of calendar days during any given Interest Period on which the Accrual Provision is satisfied† .

“Variable Days” means, with respect to each Interest Payment Date, the actual number of calendar days during the immediately preceding Interest Period on which the Accrual Provision is satisfied; and

“Actual Days” means, with respect to each Interest Payment Date, the actual number of calendar days during the immediately preceding Interest Period.

Notwithstanding the foregoing, in no event will the Interest Rate for an Interest Period be less than the Minimum Interest Rate or greater than the applicable Maximum Interest Rate.

† The Interest Rate may or may not equal the Interest Factor during any Interest Period. The Interest Rate will depend on the number of calendar days during any given Interest Period on which the Accrual Provision is satisfied. See the definition for “Variable Days” and “Accrual Provision” herein, as well as the formula for Interest Rate set forth above.

Multiplier:	2.0
Minimum Interest Rate:	0.00%

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-14 of the accompanying product supplement no. 1-IV, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 1-I and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying product supplement no. 1-IV, the accompanying underlying supplement no. 1-I or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)(2)	Fees and Commissions(1)(2)	Proceeds to Issuer
Per note	$1,000	$40	$960
Total	$1,000,000	$40,000	$960,000

(1) The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $40.00 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-43 of the accompanying product supplement no. 1-IV.

The estimated value of the notes as determined by JPMS, when the terms of the notes were set, was $908.50 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

March 26, 2014

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 1-IV and underlying supplement no. 1-I dated November 14, 2011. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 1-IV, the accompanying underlying supplement no 1-I and “Selected Risk Considerations” below, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 1-IV dated March 5, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214001895/e57843_424b2.pdf
•	Underlying supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf
•	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
•	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to JPMorgan Chase & Co.

Maximum Interest Rate:	With respect to each Interest Period (other than an Initial Interest Period), the Maximum Interest Rate will be equal to:
	From (and including)	To (but excluding)	Maximum Interest Rate
	March 31, 2015	March 31, 2019	12.00% per annum
	March 31, 2019	March 31, 2024	14.00% per annum
	March 31, 2024	March 31, 2029	17.00% per annum
6-Month USD LIBOR:	With respect to any Interest Reset Date, 6-Month USD LIBOR refers to the London Interbank Offered Rate for deposits in U.S. dollars with a designated maturity of six months that appears on the Reuters page “LIBOR01” (or any successor page) under the heading “6Mo” at approximately 11:00 a.m., London time, on the applicable Interest Reset Date, as determined by the Calculation Agent. If on the applicable Interest Reset Date, 6-Month USD LIBOR cannot be determined by reference to Reuters page “LIBOR01” (or any successor page), then the rate for such date shall be determined as if LIBOR Reference Banks Rate were the applicable rate.
Index Level:	On any Trading Day, the official Index Level of the EURO STOXX 50® Index (the “Index”) published following the regular official weekday close of trading for the EURO STOXX 50® Index on Bloomberg Professional Service page “SX5E” on such Trading Day. In certain circumstances, the Index Level will be based on the alternative calculation of the EURO STOXX 50® Index as described under “General Terms of Notes — Discontinuation of an Equity Index; Alteration of Method of Calculation” in the accompanying product supplement no. 1-IV.
Trading Day:	A day, as determined by the Calculation Agent, on which trading is generally conducted on (i) the relevant exchanges for securities underlying the EURO STOXX 50® Index or the relevant successor index, if applicable, and (ii) the exchanges on which futures or options contracts related to the EURO STOXX 50® Index or the relevant successor index, if applicable, are traded, other than a day on which trading on such relevant exchange or exchange on which such futures or options contracts are traded is scheduled to close prior to its regular weekday closing time.
LIBOR Reference Banks Rate:	A rate determined by the Calculation Agent to be the mean (rounded if necessary to the fifth decimal place, with 0.000005 being rounded upwards) of the offered rates for deposits in U.S. dollars for a period of six months that at least two major banks in London, selected by the Calculation Agent, are offering to prime banks in the London interbank market, at 11:00 a.m. (London time) on the relevant Interest Reset Date. If on any Interest Reset Date fewer than two of such offered rates are available, the rate shall be determined by the Calculation Agent in its sole discretion.
Interest Reset Date:	Two London Business Days immediately prior to the beginning of the applicable Interest Period.
Accrual Provision:	For each Interest Period (other than an Initial Interest Period), the Accrual Provision shall be deemed to have been satisfied on each calendar day during such Interest Period on which the Index Level of the EURO STOXX 50® Index, as determined on the Accrual Determination Date relating to such calendar day, is greater than or equal to the Minimum Index Level. If the Index Level of the EURO STOXX 50® Index, as determined on the Accrual Determination Date relating to such calendar day, is less than the Minimum Index Level, then the Accrual Provision shall be deemed not to have been satisfied for such calendar day. Notwithstanding the foregoing and anything to the contrary in the accompanying product supplement no. 1-IV, the Accrual Provision will be deemed to have not been satisfied on a calendar day if a market disruption event occurred or was continuing, as applicable, on the originally scheduled Accrual Determination Date for that calendar day (including any originally scheduled Accrual Determination Date relating to an Exclusion Period).
Accrual Determination Date:	For each calendar day during an Interest Period (other than an Initial Interest Period), the second Trading Day prior to such calendar day. Notwithstanding the foregoing, for all calendar days in the Exclusion Period, the Accrual Determination Date will be the first Trading Day that precedes such Exclusion Period. The Accrual Provision will be deemed to have not been satisfied on a calendar day if a market disruption event occurred or was continuing, as applicable, on the originally scheduled Accrual Determination Date for that calendar day.
Exclusion Period:	The period beginning on the sixth Business Day prior to but excluding each Interest Payment Date.
Minimum Index Level:	2,347.6275, which is 75.00% of the Index Level of the EURO STOXX 50® Index on the Pricing Date
Pricing Date:	March 26, 2014
Original Issue Date (Settlement Date):	On or about March 31, 2014, subject to the Business Day Convention.
Observation Date*:	March 26, 2029
Maturity Date*:	March 29, 2029, subject to the Business Day Convention.
Business Day Convention:	Following
JPMorgan Structured Investments —	PS-1
Callable Variable Rate Range Accrual Notes linked to 6-Month USD LIBOR and the EURO STOXX 50® Index

Interest Accrual Convention:	Unadjusted
Day Count Fraction:	30/360
London Business Day	Any day other than a day on which banking institutions in London are authorized or required by law, regulation or executive order to close.
Business Day:	Any day other than a day on which (a) banking institutions in London or the City of New York are authorized or required by law, regulation or executive order to close or (b) the Eurex Exchange is scheduled to close prior to its regular weekday closing time.
CUSIP:	48126N5P8

* Subject to postponement in the event of a market disruption event and as described under “Description of Notes— Payment on the Notes — Postponement of an Observation Date” in the accompanying product supplement no. 1-IV.

Selected Purchase Considerations

•	LIMITED PROTECTION AGAINST LOSS - We will pay you your principal back at maturity if the Ending Index Level is not less than the Barrier Level. If the Ending Index Level is less than the Barrier Level, for every 1.00% that the Ending Index Level is less than the Initial Index Level, you will lose an amount equal to 1.00% of the principal amount of your notes. If the Ending Index Level is less than the Barrier Level, you will lose at least 50.00% of your principal and may lose all of your initial investment.
•	RETURN LINKED TO THE EURO STOXX 50® INDEX - The EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone. The EURO STOXX 50® Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the “Licensors”), which are used under license. The notes based on the EURO STOXX 50® Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither STOXX Limited nor any of the Licensors shall have any liability with respect thereto. For additional information about the Index, see the information set forth under “Equity Index Descriptions — The EURO STOXX 50® Index” in the accompanying underlying supplement no. 1-I.
•	PRESERVATION OF CAPITAL UPON EARLY REDEMPTION — Regardless of the performance of 6-Month USD LIBOR or the EURO STOXX 50® Index, we will pay you at least the principal amount of your notes upon early redemption. Because the notes are our senior unsecured obligations, payment of any amount upon early redemption is subject to our ability to pay our obligations as they become due.
•	PERIODIC INTEREST PAYMENTS — The notes offer periodic interest payments on each Interest Payment Date. For the Initial Interest Periods, the notes will accrue interest at a rate of 12.00% per annum. For all Interest Periods (other than the Initial Interest Periods), the notes will accrue interest, if any, at the applicable variable Interest Rate. The interest payments for all Interest Periods (other than the Initial Interest Periods) will be affected by both the level of 6-Month USD LIBOR and the official closing level of the EURO STOXX 50® Index as described under “Interest Rate” on the cover of this pricing supplement, but will not reflect the performance of such rate or such Index. In no event will the Interest Rate be greater than the applicable Maximum Interest Rate set forth above or less than the Minimum Interest Rate of 0.00% per annum. The yield on the notes may be less than the overall return you would receive from a conventional debt security that you could purchase today with the same maturity as the notes.
•	POTENTIAL REDEMPTION BY US AT OUR OPTION — At our option, we may redeem the notes, in whole but not in part, on each of the Redemption Dates set forth above, at a price equal to the principal amount being redeemed plus any accrued and unpaid interest, subject to the Business Day Convention and the Interest Accrual Convention described on the cover of this pricing supplement and in the accompanying product supplement no. 1-IV. Any accrued and unpaid interest on notes redeemed will be paid to the person who is the holder of record of such notes at the close of business on the Business Day immediately preceding the applicable Redemption Date.
•	TAX TREATMENT— You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 1-IV. Based on the advice of Sidley Austin llp, our special tax counsel, and on current market conditions, in determining our reporting responsibilities we intend to treat the notes for U.S. federal income tax purposes as income-bearing pre-paid derivative contracts. By purchasing the notes, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to follow this treatment. However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, in 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the notes are the character of income or loss and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax.

Assuming that the treatment of the notes as income-bearing pre-paid derivative contracts is respected, interest payments that you receive should be included in ordinary income at the time you receive the payments or when the payments accrue, in accordance with your regular method of accounting for U.S. federal income tax purposes.

Non-U.S. Holders should note that because the United States federal income tax treatment (including the applicability of withholding) of the interest payments on the notes is uncertain, and although the Company believes it is reasonable to take a position that the interest payments are not subject to U.S. withholding tax (at least if a valid IRS Form W-8 is provided), a withholding agent may nonetheless withhold on these

JPMorgan Structured Investments —	PS-2
Callable Variable Rate Range Accrual Notes linked to 6-Month USD LIBOR and the EURO STOXX 50® Index payments (generally at a rate of 30%, subject to the possible reduction or elimination of that rate under an applicable income tax treaty), unless income from your notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). In the event of any withholding, we will not be required to pay any additional amounts with respect to amounts so withheld. If you are a Non-U.S. Holder, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the 2007 notice. Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative treatments.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 1-IV dated March 5, 2014 and the accompanying underlying supplement no. 1-I dated November 14, 2011.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS OF PRINCIPAL — The notes do not guarantee any return of principal. The payment of principal at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. Your investment will be exposed to loss if the Ending Index Level is less than the Barrier Level. For every 1.00% that the Ending Index Level is less than the Barrier Level, you will lose an amount equal to 1.00% of the principal amount of your notes. Accordingly, if the Ending Index Level is less than the Barrier Level, you will lose at least 50.00% of your principal and may lose all of your initial investment.
•	THE NOTES ARE NOT ORDINARY DEBT SECURITIES AND ARE SUBJECT TO AN INTEREST ACCRUAL PROVISION; AFTER THE INITIAL INTEREST PERIODS, THE INTEREST RATE ON THE NOTES IS VARIABLE AND WILL NOT EXCEED THE INTEREST FACTOR AS SET FORTH ABOVE AND MAY BE EQUAL TO 0.00% — The terms of the notes differ from those of ordinary debt securities in that the rate of interest you will receive after the Initial Interest Periods is not fixed, but will vary based on the Index Level of the EURO STOXX 50® Index over the course of each Interest Period and the level of 6-Month USD LIBOR on the applicable Interest Reset Date. For each Interest Period (other than an Initial Interest Period), there is a Maximum Interest Rate per annum equal to the Interest Factor set forth above on the cover of this pricing supplement. This is because the variable Interest Rate on the notes, while determined by reference to the level of 6-Month USD LIBOR on the applicable Interest Reset Date and the Index Level of the EURO STOXX 50® Index as described on the cover of this pricing supplement, does not actually pay an amount based directly on such levels. Your return on the notes for any Interest Period (other than an Initial Interest Period) will not exceed the applicable Interest Factor for such Interest Period, regardless of the decline in 6-Month USD LIBOR or appreciation in the EURO STOXX 50® Index, which may be significant. Moreover, each calendar day during an Interest Period (other than an Initial Interest Period) for which the Index Level of the EURO STOXX 50® Index is less than 75.00% of the Initial Index Level (as determined based on the level of the EURO STOXX 50® Index on the applicable Accrual Determination Date) will result in a reduction of the Interest Rate per annum payable for the corresponding Interest Period. In the case of Interest Periods other than the Initial Interest Periods, if the Index Level of EURO STOXX 50® Index is less than 75.00% of the Initial Index Level for an entire Interest Period or the level of 6-Month USD LIBOR is greater than the Strike Rate on the applicable Interest Reset Date, the Interest Rate for such Interest Period will be equal to 0.00% and you will not receive any interest payment for such Interest Period. In that event, you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time during such period.
•	THE NOTES REFERENCE AN EQUITY INDEX AND AN INTEREST RATE — After the Initial Interest Periods, if the Index Level of the EURO STOXX 50® Index is less than the Minimum Index Level on any Accrual Determination Date, the notes will not accrue interest on that day. If the notes do not satisfy the Accrual Provision for each calendar day in the Interest Period, the interest rate payable on the notes will be equal to 0% for such Interest Period. Similarly, after the Initial Interest Periods, if 6-Month USD LIBOR is greater than or equal to the Strike Rate, interest on the notes will accrue at 0.00% for such Interest Period. You should carefully consider the movement, current level and overall trend in equity markets and interest rates, prior to purchasing these notes. Although the notes do not directly reference the Index Level of the EURO STOXX 50® Index or 6-Month USD LIBOR, the interest, if any, payable on your notes is contingent upon, and related to, each of these levels.
•	THE INTEREST RATE ON THE NOTES AFTER THE INITIAL INTEREST PERIODS IS SUBJECT TO A MAXIMUM INTEREST RATE — After the Initial Interest Periods, the rate of interest is variable; however, it is still subject to a Maximum Interest Rate. The Interest Rate on the notes will not exceed the applicable Maximum Interest Rate for each Interest Period set forth on the front cover of this pricing supplement. Although the notes are subject to the Accrual Provision, the interest (if any) payable on the notes accrues at a rate based on the applicable Interest Factor set forth above, and therefore the amount of interest payable on the notes remains subject to the Maximum Interest Rate.
•	AFTER THE INITIAL INTEREST PERIODS, THE RATE AT WHICH THE NOTES ACCRUE INTEREST WILL DECREASE AS THE VALUE OF 6-MONTH USD LIBOR INCREASES, EXCEPT IF SUCH RATE IS LOWER THAN THE MINIMUM INTEREST RATE OR GREATER THAN THE MAXIMUM INTEREST RATE — After the Initial Interest Periods, the rate at which the notes accrue interest is inversely linked to 6-Month USD LIBOR. In other words, as the applicable 6-Month USD LIBOR increases, the Interest Factor, and therefore the corresponding Interest Rate, will decrease. If 6-Month USD LIBOR is greater than or equal to
JPMorgan Structured Investments —	PS-3
Callable Variable Rate Range Accrual Notes linked to 6-Month USD LIBOR and the EURO STOXX 50® Index the applicable Strike Rate, the Interest Factor will be equal to the Minimum Interest Rate of 0.00%, and if 6-Month USD LIBOR is less than or equal to zero, the Interest Factor will be equal to the applicable Maximum Interest Rate per annum as described on the cover of this pricing supplement. In a traditional floating rate instruments, the interest payable on such floating rate instruments generally tends to increase with rising interest rates. The notes are different from other floating rate debt instruments because the Interest Factor may decline as interest rates generally rise. You should carefully consider the risk of rising interest rates and the affect such rising interest rates may have on the interest payable on the notes.

•	AFTER THE INITIAL INTEREST PERIODS, MARKET DISRUPTION EVENTS MAY ADVERSELY AFFECT THE RATE AT WHICH THE NOTES ACCRUE INTEREST — After the Initial Interest Periods, the rate at which the notes accrue interest for an Interest Period will be based on the Index Level of the EURO STOXX 50® Index on the applicable Accrual Determination Date and the level of 6-Month USD LIBOR on the applicable Interest Reset Date, subject to the applicable Maximum Interest Rate. Notwithstanding anything to the contrary herein or in the accompanying product supplement no. 1-IV, if a market disruption event occurs or is continuing on any Accrual Determination Date, the Accrual Provision will be deemed to have not been satisfied on such Accrual Determination Date (including any originally scheduled Accrual Determination Date relating to an Exclusion Period). Because, after the Initial Interest Periods, your notes will not accrue interest unless the Accrual Provision is satisfied, if a market disruption event continues for an extended period of time after the Initial Interest Periods, the amount of interest that accrues on the notes may be severely limited.
•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities as well as modeling and structuring the economic terms of the notes, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. We may be one of the banks polled in the daily determination of 6-Month USD LIBOR. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 1-IV for additional information about these risks.
•	LONGER DATED NOTES MAY BE MORE RISKY THAN SHORTER DATED NOTES — By purchasing a note with a longer tenor, you are more exposed to fluctuations in interest rates than if you purchased a note with a shorter tenor. Specifically, you may be negatively affected if certain interest rate scenarios occur or if the Index Level of the EURO STOXX 50® Index is less than 75.00% of the Initial Index Level on any day during an Interest Period (other than the Initial Interest Periods) or if 6-Month USD LIBOR is greater than zero on any Interest Reset Date. The applicable discount rate, which is the prevailing rate in the market for notes of the same tenor, will likely be higher for notes with longer tenors than if you had purchased a note with a shorter tenor. Therefore, assuming the notes have not been called and that short term rates rise, as described above, the market value of a longer dated note will be lower than the market value of a comparable short term note with similar terms.
•	WE MAY REDEEM YOUR NOTES PRIOR TO THEIR SCHEDULED MATURITY DATE — We may choose to redeem the notes early or choose not to redeem the notes early on any Redemption Date in our sole discretion. If the notes are redeemed early, you will receive the principal amount of your notes plus accrued and unpaid interest to, but not including the Redemption Date. The aggregate amount that you will receive through and including the Redemption Date may be less than the aggregate amount that you would have received had the notes not been redeemed early. If we redeem the notes early, you will not receive interest payments after the applicable Redemption Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are redeemed prior to the Maturity Date. We may choose to redeem the notes early, for example, if U.S. interest rates decrease significantly or if volatility of U.S. interest rates decreases significantly.
•	YOU ARE EXPOSED TO PERFORMANCE RISK of Each of 6-Month USD LIBOR and the EURO STOXX 50® Index — Your Interest Rate applicable to each Interest Period after the Initial Interest Periods is not linked to the aggregate performance of 6-Month USD LIBOR and the EURO STOXX 50® Index. For instance, whether or not any calendar day is a Variable Day within an Interest Period (other than an Initial Interest Period) will be contingent upon the performance of the EURO STOXX 50® Index on each calendar day (as determined on the applicable Accrual Determination Date). Further, the Interest Factor that is to be used to determine the Interest Rate will be determined by the level of 6-Month USD LIBOR on the applicable Interest Reset Date and, to the extent 6-Month USD LIBOR is greater than zero on an Interest Reset Date, it will reduce the Interest Factor and therefore the Interest Rate on the notes. Therefore, unlike an investment in an instrument with a return linked to a basket of underlying assets, in which risk is mitigated through diversification among all of the components of the basket, an investment in the notes will expose you to the risks related to each of 6-Month USD LIBOR and the EURO STOXX 50® Index. Poor performance of either of
JPMorgan Structured Investments —	PS-4
Callable Variable Rate Range Accrual Notes linked to 6-Month USD LIBOR and the EURO STOXX 50® Index

6-Month USD LIBOR (meaning that it is greater than the zero) or the EURO STOXX 50® Index (meaning that it decreases to be less than 75.00% of the Initial Index Level) during the term of the notes may negatively affect your return on the notes and will not be offset or mitigated by a positive performance of the other. In addition, your payment at maturity will be determined by the Index Level of the EURO STOXX 50® Index and will not be greater than the principal amount of the notes. If the Final Index Level is less than the Barrier Level, you will lose at least 50% of your principal and may lose all of your initial investment. Accordingly, your investment is subject to the performance risk of each of 6-Month USD LIBOR and the EURO STOXX 50® Index.

•	NON-U.S. SECURITIES RISK — The equity securities that compose the EURO STOXX 50® Index have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
•	NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES — The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the euro, upon which the equity securities underlying the EURO STOXX 50® Index are based, although any currency fluctuations could affect the performance of the EURO STOXX 50® Index. Therefore, if the euro appreciates or depreciates relative to the U.S. dollar over the term of the notes, you will not receive any additional interest or incur any reduction in your interest payment on the corresponding Interest Payment Date.
•	THE INTEREST RATE ON THE NOTES MAY BE BELOW THE RATE OTHERWISE PAYABLE ON SIMILAR VARIABLE RATE notes ISSUED BY US — The value of the notes will depend on the Interest Rate on the notes, which after the Initial Interest Periods will be affected by the level of 6-Month USD LIBOR and the level of the EURO STOXX 50® Index. If the level of 6-Month USD LIBOR is greater than zero on any Interest Reset Date or the level of the EURO STOXX 50® Index is less than the Minimum Index Level on any Accrual Determination Date, the Interest Rate on the notes may be less than returns on similar variable rate notes issued by us that are not linked to 6-Month USD LIBOR and the EURO STOXX 50® Index, or that are only linked to one of 6-Month USD LIBOR or the EURO STOXX 50® Index. We have no control over any fluctuations in 6-Month USD LIBOR or the EURO STOXX 50® Index
•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes you will not have voting rights, or rights to receive cash dividends or other distributions, or other rights that holders of securities composing the EURO STOXX 50® Index would have.
•	THE METHOD OF DETERMINING WHETHER THE ACCRUAL PROVISION HAS BEEN SATISFIED AFTER THE INITIAL INTEREST PERIODS MAY NOT DIRECTLY CORRELATE TO THE ACTUAL LEVEL OF the EURO STOXX 50® Index — After the Initial Interest Periods, the determination of the Interest Rate per annum payable for any Interest Period will be based on the actual number of days in that Interest Period on which the Accrual Provision is satisfied, as determined on each Accrual Determination Date. However, we will use the same Index Level of the EURO STOXX 50® Index to determine whether the Accrual Provision is satisfied for the period commencing on the sixth Business Day prior to but excluding each applicable Interest Payment Date, which period we refer to as the Exclusion Period. The Index Level used will be the Index Level of the EURO STOXX 50® Index on the first Trading Day immediately preceding the Exclusion Period, regardless of what the actual closing level of the EURO STOXX 50® Index is for the calendar days in that period or whether the Accrual Provision could have otherwise been satisfied if actually tested in the Exclusion Period. As a result, the determination as to whether the Accrual Provision has been satisfied for any Interest Period (other than an Initial Interest Period) may not directly correlate to the actual Index Levels of the EURO STOXX 50® Index, which will in turn affect the Interest Rate calculation.
•	YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF THE EURO STOXX 50® INDEX — If the notes are not called and the Ending Index Level is greater than or equal to the Barrier Level, for each $1,000 principal amount note, you will receive $1,000 at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of the EURO STOXX 50® Index, which may be significant. In addition, if the notes are called, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest, regardless of the appreciation in the value of the EURO STOXX 50® Index, which may be significant. Accordingly, the return on the notes may be significantly less than the return on a direct investment in the Index during the term of the notes.
•	THE RETURN OF ANY PRINCIPAL COMPONENT OF YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE PERFORMANCE OF THE EURO STOXX 50® INDEX — If the notes are not called and the Ending Index Level is less than the Barrier Level, you will lose at least 50.00% of your investment in the notes and may lose all of your initial investment.

•	VARIABLE RATE NOTES DIFFER FROM FIXED RATE NOTES — After the Initial Interest Periods of the notes, the variable Interest Rate for all Interest Periods will be determined in part based on 6-Month USD LIBOR and the Accrual Provision set forth on the cover of this pricing supplement, which is contingent upon
JPMorgan Structured Investments —	PS-5
Callable Variable Rate Range Accrual Notes linked to 6-Month USD LIBOR and the EURO STOXX 50® Index the Index Level of the EURO STOXX 50® Index and may be less than returns otherwise payable on debt securities issued by us with similar maturities. You should consider, among other things, the overall potential annual percentage rate of interest to maturity of the notes as compared to other investment alternatives.

•	JPMS’S ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes exceeds JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.
•	JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.
•	JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, and estimated hedging costs, including, but not limited to:
•	the performance of 6-month USD LIBOR;
•	the performance of the Index;
•	any actual or potential change in our creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	secondary market credit spreads for structured debt issuances;
•	the time to maturity of the notes;
•	dividend rates on the equity securities underlying the EURO STOXX 50® Index
•	the expected positive or negative correlation between 6-Month USD LIBOR and the EURO STOXX 50® Index or the expected absence of such correlation;
JPMorgan Structured Investments —	PS-6
Callable Variable Rate Range Accrual Notes linked to 6-Month USD LIBOR and the EURO STOXX 50® Index

•	the exchange rate and the volatility of the exchange rate between U.S. dollar and the European Union euro;
•	interest and yield rates in the market generally, as well as the volatility of those rates;
•	the likelihood, or expectation, that the notes will be redeemed by us, based on prevailing market interest rates or otherwise; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•	SECONDARY MARKET PRICES OF THE NOTES ARE SENSITIVE TO BOTH INTEREST RATES AND THE PERFORMANCE OF THE EURO STOXX 50® INDEX — If interest rates rise generally, including but not limited to 6-Month USD LIBOR, the secondary market prices of the notes will be adversely impacted because of the relatively long term of the notes and the increased probability that the Interest Rate for the notes will be less than such rates. Additionally, if the Index Level declines, even if the Index Level has not declined below the Barrier Level, the secondary market prices of the notes will also be adversely impacted because of the increased probability that the Accrual Provision may not be satisfied over the remaining term of the notes and the increased probability that you may lose some or all of your principal at maturity. If both interest rates rise and the Index Level declines, the secondary market prices of the notes may decline more rapidly than other securities that are only linked to 6-Month USD LIBOR or the EURO STOXX 50® Index, or if the amount payable at maturity was not linked to the performance of the Index relative to the Barrier Level.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	6-MONTH USD LIBOR AND THE INDEX WILL BE AFFECTED BY A NUMBER OF FACTORS THAT COULD IMPACT THE VALUE OF THE NOTES — The amount of interest, if any, payable on the notes will depend on a number of factors that could affect the levels of 6-Month USD LIBOR and the Index Level of the EURO STOXX 50® Index, and in turn, could affect the value of the notes. These factors include (but are not limited to) the expected volatility of 6-Month USD LIBOR, supply and demand among banks in London for U.S. dollar-denominated deposits with approximately a six month term, interest and yield rates in the market generally, the performance of capital markets, monetary policies, fiscal policies, regulatory or judicial events, inflation, general economic conditions, and public expectations with respect to such factors. These and other factors may have a negative impact on the Interest Factor and therefore the Interest Rate on the notes and on the value of the notes in the secondary market. The effect that any single factor may have on 6-Month USD LIBOR or the Index Level of the EURO STOXX 50® Index, and therefore on the value of your notes, may be partially offset by other factors. We cannot predict the factors that may cause the Accrual Provision to be satisfied, or not, on any calendar day. Furthermore, we cannot predict the factors that may cause 6-Month USD LIBOR to increase such that it reduces the Interest Rate per annum payable for the corresponding Interest Period.
JPMorgan Structured Investments —	PS-7
Callable Variable Rate Range Accrual Notes linked to 6-Month USD LIBOR and the EURO STOXX 50® Index

Hypothetical Examples of Calculation of the Interest Rate on the Notes for an Interest Period

The following examples illustrate how to calculate the Interest Rate on the notes for four hypothetical Interest Periods after the Initial Interest Periods. The following examples assume that we have not redeemed the notes prior to their scheduled Maturity Date. The hypothetical Interest Rates in the following examples are for illustrative purposes only and may not correspond to the actual Interest Rates for any Interest Period applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1: For the Interest Period from and including March 31, 2015 to but excluding June 30, 2015, 6-Month USD LIBOR is 0.00%, the number of Variable Days in the Interest Period is 83 and the number of Actual Days in the Interest Period is 90. Because 6-Month USD LIBOR is 0.00%, the Interest Factor is 12.00% calculated as follows:

MAX (0, Min {12.00%, 2.0 × [6.00% - 0.00%]}) = 12.00%

Therefore the Interest Rate per annum for the Interest Period is equal to 11.07% calculated as follows:

12.00% × (83/90) = 11.07%

Example 2: For the Interest Period from and including March 31, 2019 to but excluding June 30, 2019, 6-Month USD LIBOR is 2.00%, the number of Variable Days in the Interest Period is 82 and the number of Actual Days in the Interest Period is 90. Because 6-Month USD LIBOR is 2.00%, the Interest Factor is 10.00% calculated as follows:

MAX (0, Min {14.00%, 2.0 × [7.00% - 2.00%]}) = 10.00%

Therefore the Interest Rate per annum for the Interest Period is equal to 9.11% calculated as follows:

10.00% × (82 / 90) = 9.11%

Example 3: For the Interest Period from and including March 31, 2024 to but excluding June 30, 2024, 6-Month USD LIBOR is -1.00%, the number of Variable Days in the Interest Period is 90 and the number of Actual Days in the Interest Period is 90. Because 6-Month USD LIBOR is -1.00% and the Maximum Interest Rate for the Interest Period is 17.00%, the Interest Factor is 17.00% calculated as follows:

MAX (0, MIN {17.00%, 2.0 × [8.50% - (-1.00%)]}) = 17.00%

The Interest Rate per annum for the Interest Period is equal to the Maximum Interest Rate of 17.00% per annum, calculated as follows:

17.00% × (90 / 90) = 17.00%

Example 4: For the Interest Period from and including March 31, 2024 to but excluding June 30, 2024, 6-Month USD LIBOR is 8.50%, the number of Variable Days in the Interest Period is 90 and the number of Actual Days in the Interest Period is 90. Because 6-Month USD LIBOR is 8.50% and the Minimum Interest Rate for the Interest Period is 0.00%, the Interest Factor is 0.00% calculated as follows:

MAX (0, MIN {17.00%, 2.0 × [8.50% - 8.50%]}) = 0.00%

The Interest Rate per annum for the Interest Period is equal to the Minimum Interest Rate of 0.00% per annum, calculated as follows:

0.00% × (90 / 90) = 0.00%

Example 5: For an Interest Period the Accrual Provision is not met on any calendar day during the Interest Period, and therefore, the number of Variable Days is 0. Regardless of the Interest Factor, because the Accrual Provision is not satisfied on any calendar day, the Interest Rate per annum for the Interest Period will be equal to 0.00% per annum.

JPMorgan Structured Investments —	PS-8
Callable Variable Rate Range Accrual Notes linked to 6-Month USD LIBOR and the EURO STOXX 50® Index

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how to calculate the payment at maturity. For purposes of the following examples, we have assumed an Initial Index Level of 3,000 and that the notes are not called prior to their scheduled Maturity Date. Each hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the notes. In addition, the effect of any accrued and unpaid interest has been excluded.

Example 1: The level of the EURO STOXX 50® Index increases from the Initial Index Level of 3,000 to an Ending Index Level of 3,500. Because the Ending Index Level of 3,500 is greater than the Initial Index Level of 3,000, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note.

Example 2: The level of the EURO STOXX 50® Index decreases from the Initial Index Level of 3,000 to an Ending Index Level of 2,500. Although the Index Return is negative, because the Ending Index Level of 2,500 is not less than the Barrier Level of 3,000, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note.

Example 3: The level of the EURO STOXX 50® Index decreases from the Initial Index Level of 3,000 to an Ending Index Level of 1,350. Because the Index Return is negative and the Ending Index Level of 1,350 is less than the Barrier Level of 1,500, the investor receives a payment at maturity of $450.00 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -55.00%) = $450.00

Example 4: The level of the EURO STOXX 50® Index decreases from the Initial Index Level of 3,000 to an Ending Index Level of 0. Because the Index Return is negative and the Ending Index Level of 0 is less than the Barrier Level of 1,500, the investor receives a payment at maturity of $0.00 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -100%) = $0.00

The hypothetical payments on the notes shown above apply only if the notes are not called prior to maturity and you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower

JPMorgan Structured Investments —	PS-9
Callable Variable Rate Range Accrual Notes linked to 6-Month USD LIBOR and the EURO STOXX 50® Index

What is 6-Month USD LIBOR?

For purposes of the notes, 6-Month USD LIBOR is the London Interbank Offered Rate for deposits in U.S. dollars for a period of six months calculated as set forth above.

What is the EURO STOXX 50® Index?

The EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone. For additional information about the Index, see the information set forth under “Equity Index Descriptions The EURO STOXX 50® Index” in the accompanying underlying supplement no. 1-I.

Historical Information

The following graph sets forth the historical weekly fixings of 6-Month USD LIBOR from January 2, 2009 through March 21, 2014. The fixing of 6-Month USD LIBOR on March 26, 2014 was 0.32950%. We obtained the fixings of 6-Month USD LIBOR and other information below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical data with respect to 6-Month USD LIBOR is not necessarily indicative of the future performance of 6-Month USD LIBOR. Any historical upward or downward trend in 6-Month USD LIBOR during any period set forth below is not an indication that 6-Month USD LIBOR is more or less likely to increase or decrease at any time during the term of the notes. No assurance can be given as to 6-Month USD LIBOR on any given day, including any Interest Reset Date.

The following graph sets forth the historical weekly closing levels of the EURO STOXX 50® Index from January 2, 2009 through March 21, 2014. The Index closing level on March 26, 2014 was 3,130.17. We obtained the EURO STOXX 50® Index closing levels below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical levels of the EURO STOXX 50® Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Level of the EURO STOXX 50® Index at any time during the term of the notes. No assurance can be given as to the Index Level of the EURO STOXX 50® Index on any given day, including any Accrual Determination Date.

JPMorgan Structured Investments —	PS-10
Callable Variable Rate Range Accrual Notes linked to 6-Month USD LIBOR and the EURO STOXX 50® Index

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

JPMS’s estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits.” See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Selected Purchase Considerations” and “Hypothetical Examples of Calculation of the Interest Rate on the Notes for an Interest Period” in this pricing supplement for a description of the risk-return profile and market exposure payable under the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

For purposes of the notes offered by this pricing supplement, the first and second paragraph of the section entitled “Use of Proceeds and Hedging” on page PS-26 of the accompanying product supplement no. 1-IV are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

JPMorgan Structured Investments —	PS-11
Callable Variable Rate Range Accrual Notes linked to 6-Month USD LIBOR and the EURO STOXX 50® Index

Validity of the Notes

In the opinion of Sidley Austin LLP, as counsel to the Company, when the notes offered by this pricing supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated November 14, 2011, which has been filed as Exhibit 5.3 to the Company’s registration statement on Form S-3 filed with the Securities and Exchange Commission on November 14, 2011.

JPMorgan Structured Investments —	PS-12
Callable Variable Rate Range Accrual Notes linked to 6-Month USD LIBOR and the EURO STOXX 50® Index